                                                           EXHIBIT 16.1

May 18, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by PCTEL, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of PCTEL, Inc. dated May 12, 2006. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comments whatsoever regarding the current status of the material weakness disclosed in such Form 8-K or regarding any remedial actions taken with respect to such material weakness.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP